Contact:
Yuhe International, Inc.	CCG Investor Relations Inc.
Mr. Vincent Hu, CFO	Mr. Crocker Coulson, President
Phone: +86-536-7300-667	Phone: +1-646-213-1915 (New York)
Email: vincent.hu@yuhepoultry.com	Email: crocker.coulson@ccgir.com
www.ccgirasia.com
Mr. Jason Wang, Director of Investor Relations
Phone: +1-765-409-1844
Email: jason.wang@yuhepoultry.com
www.yuhepoultry.com

Yuhe International Inc. Reports Record Second Quarter 2009 Results

Weifang, Shandong Province, P.R.C. August 14, 2009 –Yuhe International, Inc. (OTC BB: YUII) (“Yuhe” or “the Company”), a leading supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China (“PRC”), today announced its financial results for the second quarter ended June 30, 2009.

Second Quarter 2009 Highlights

•	Net revenue increased 75.5% to $9.8 million, compared to $5.6 million in the second quarter of 2008
•	Gross profit grew 52.6% to $2.8 million, compared to $1.8 million in the same period last year
•	Operating income grew 60.6% to $2.1 million, compared to $1.3 million in the second quarter of 2008
•	Net income increased 79.5% to $2.1 million, compared to $1.2 million in the same period last year
•	Fully diluted EPS increased 81.2% to $0.13 per share, compared to $0.07 in the second quarter of 2008
•	Stock trading data became available through Standard & Poor’s Market Access Program.
•	Feed production facility operated by Shandong Nongbiao Purina Feed Co., Ltd. (“Purina”) began operations in July 2009
•	Engaged Ernst & Young in Sarbanes-Oxley compliance project
•	Appointed Jason Wang as Investor Relations Director of the Company

“The second quarter of 2009 was another very successful quarter for Yuhe International Inc. We achieved record revenue and net income in the quarter, due to our capacity expansion and stable customer relationships,” commented Mr. Zhentao Gao, Chief Executive Officer of Yuhe. “Selling prices fell in tandem with pork prices, which bottomed out in the first half of 2009 along with the normal seasonal decline associated with the harvest season. Selling prices have since increased, reaching RMB 2.6 per day-old broiler in July 2009. We believe that demand and average pricing for high-quality day-old broilers will continue to expand in the second half of the year.”

Second Quarter 2009 Results

Total reported revenue for the second quarter of 2009 increased 75.5% to $9.8 million, from net revenue of $5.6 million for the three-months ended June 30, 2008. The increase was mainly driven by 117.8% growth in sales volume of day-old broilers to 25.7 million from 11.8 million for the three months ended June 30, 2008. Production capacity expansion as well as the increase of parent breeder volume at the end of 2008 fueled the sales volume increase. The growth in sales volume was partially offset by a 24% decrease in selling price from RMB 3.13 per bird for the three months ended June 30, 2008 to RMB 2.38 for the three months ended June 30, 2009 due to lower prices for pork, a substitution meat, which affected chicken prices. In addition, seasonality weakened broiler demand and prices fell sequentially from the first quarter of 2009 (RMB 2.99 per bird), since customers were primarily engaged in harvest activities during the second quarter.

Gross profit increased 52.6% to $2.8 million in the second quarter of 2009, compared to $1.8 million the prior year period. Gross margin was 28.5%, as compared to 32.8% during the same period in 2008. The decrease in gross margin was due largely to early retirement of parent breeders. Excluding this early retirement, gross margin from the Company’s core business in the second quarter of 2009 was fairly consistent year- over-year.

Operating expenses for the second quarter of 2009 was $0.7 million, or 7.6% of total revenues, compared to $0.6 million, or 9.9% of total revenues, for the second quarter of 2008. General and administrative expenses increased 38.7% to $0.6 million, primarily due to increased expenses as a public company. Selling expenses were only up 12.8% to $0.1 million, which was significantly lower than the sales growth rate, mainly because customers pay the transportation fees to ship day-old broilers and the increased revenues were mostly from existing customers.

Operating income for the second quarter of 2009 increased 60.6% to $2.1 million, compared to operating income of $1.3 million for the same period in 2008. Operating margin was 20.9%, compared to 22.9% in the same quarter of 2008.

Net profit for the three months ended June 30, 2009 increased 79.5% to $2.1 million, compared to $1.2 million for the same period last year. Fully diluted earnings per share rose 81.2% to $0.13 from $0.07 for the same period last year.

Six Month Results

In the six months ended June 30, 2009, Yuhe reported net revenues increased 153.0% to $20.7 million, from pro forma net revenues* of $8.2 million in the six months ended June 30, 2008. Gross profit grew 209.4% to $6.9 million, as compared to pro forma gross margin of $2.2 million in the same period prior year. Reported gross margin expanded 600 basis points to 33.1% for the six months ended June 30, 2009, from pro forma gross margin of 27.1% in the same period last year. Reported operating expense was $1.6 million, or 7.6% of total revenues, compared to pro forma operating expenses of $1.0 million, or 12.4% of total revenues, for the same period of 2008. Reported operating income for the six month period rose 339.0% to $5.3 million, from $1.2 million in pro forma operating income for the same period of 2008. Reported operating margin increased 1,080 basis points to 25.5% for the six months ended June 30, 2009, compared to pro forma operating margin of 14.7% for the same period in 2008. Net income reported for the six months ended June 30, 2009 increased 384.1% to $5.0 million, compared to pro form net income of $1.0 million in the same period of 2008. Fully diluted earnings per share rose 301.5% to $0.32, from $0.08 pro forma earnings per share for the same period last year.

*Yuhe’s reported financial statements represent the consolidated results of Weifang Yuhe Poultry Co. Ltd., “PRC Yuhe”, and Weifang Taihong Feed Co. Ltd., “Taihong”, the Company’s two operating subsidiaries, from January 1, 2009 to June 30, 2009 and from February 1, 2008 to June 30, 2008. For comparison purposes, the Company has provided a pro forma consolidated statement of operations for PRC Yuhe and Taihong from January 1, 2008 through June 30, 2008 to provide comparable presentation to its reported results for the six months ended June 30, 2009. These pro forma results are discussed in this release, together with reconciliation to the reported financial information (table 4 below). Pro forma results are presented and discussed because the Company considers them useful in assessing performance between periods and in developing expectations of future performance.

Financial Condition

As of June 30, 2009 the Company had $17.3 million in cash and cash equivalents and working capital of $4.8 million and a current ratio of 1:2. The Company had $47.0 million in shareholders’ equity compared to $41.6 million at the end of 2008. In the first six months of 2009, Yuhe generated $8.3 million in cash flow from operating activities. Capital expenditures were $4.7 million in the first half of the year and were primarily used for the construction of two new breeder farms under construction that will have 100,000 sets of breeders each.

The company entered into a letter of engagement with Ernst & Young in May 2009 for consulting related to Sarbanes-Oxley compliance. The Company has made positive progress towards reaching full compliance with Section 404 of the Sarbanes-Oxley Act of 2002 by the end of fiscal 2009.

Business Outlook

“The Chinese economy has shown positive signs of recovery in recent months, and we believe Yuhe will continue to generate revenue growth from day-old broilers sales.  We recently completed a comprehensive quality assessment of the new Purina feed facility and we are beginning to gradually phase out in-house feed production, which should contribute to improving margins over time. We are making good progress on our two new breeder farms and an additional hatchery is on track to be completed by the end of 2009. In addition, we expect the third quarter will be our best quarter of 2009 partly due to seasonality. In conclusion, we remain confident that we will be able to achieve our fiscal 2009 guidance of $50 million in total revenue and $13 million in net income,” stated Mr. Gao.

Upcoming Event

Yuhe International Inc. will present at the Rodman & Renshaw Annual Global Investment Conference to be held September 9-11, 2009 at the New York Palace Hotel in New York. During the conference, Yuhe’s management will be available for one-on-one meetings.

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern time on Monday, August 17, 2009 to discuss its second quarter fiscal 2009 results.  To participate in the live conference call, please dial (888) 419-5570 five to ten minutes prior to the scheduled conference call time. International callers should dial (617) 896-9871. When prompted by the operator, enter conference pass code 165 690 09.  If you are unable to participate in the call at this time, a replay will be available for fourteen days after the call is held. To access the replay, please dial (888) 286-8010. International callers should dial (617) 801-6888. When prompted by the operator, enter pass code 182 938 99.

In addition, the call will be broadcast live over the internet via the following link: http://investor.shareholder.com/media/eventdetail.cfm?eventid=71814&CompanyID=ABEA-3EJRAZ&e=1&mediaKey=ED553D68E210D08B54549C6A2C81D376

(Please copy the full link to the browser for viewing)

Please go to the webcast via the link 10 minutes prior to the start of the call to register. The webcast of the call will be available through the same link for up to a year after the call occurs.

About Yuhe International, Inc.

Founded in 1996, Yuhe is the second largest day-old broiler breeder in China. The Company’s main operations involve breeding, as all broilers are sold within a day of hatching. With headquarters in Weifang, Shandong province, the Company has modern facilities and is led by an experienced team which includes experts in chicken breeding, disease prevention and animal husbandry science. Yuhe has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd. which largely supplies the Company’s internal demand for chicken feed. Currently, 85% of the Company’s sales are in Shandong province with a customer base of 27 local agents. The Company has imported state-of-the-art equipment from the United States, Germany and Japan and has passed ISO9001 certification, allowing it to adhere to international standards of operation. For more information on the Company and its products, please visit http://www.yuhepoultry.com.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

- FINANCIAL TABLES FOLLOW-

Table 1
YUHE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	June 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,289,486	$13,412,205
Accounts receivable, net of allowances of $18,847 and $18,845	978	902
Inventories	6,454,753	6,644,961
Advances to suppliers	1,138,701	661,138
Total current assets	24,883,918	20,719,206

Plant and equipment, net	26,831,096	27,112,276
Deposits paid for acquisition of long term assets	10,084,023	6,092,359
Notes receivable, net and other receivable, net	126,664	74,720
Unlisted investments held for sale	299,839	299,427
Intangible assets, net	2,880,997	2,909,752
Due from related companies	3,855,886	3,706,589
Deferred expenses	576,354	604,973
Total assets	$69,538,777	$61,519,302

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,624,394	$4,606,055
Current portion of long term loans	8,327,489	1,356,832
Other payables	1,193,021	937,535
Accrued expenses and payroll related liabilities	2,472,085	2,125,587
Advances from customers	1,262,500	673,528
Loan from director	292,193	291,792
Other liabilities	294,609	285,132
Due to related companies	575,837	210,633
Total current liabilities	20,042,128	10,487,094

Non-current liabilities
Long-term loans	2,454,418	9,410,289
Total liabilities	22,496,546	19,897,383

Commitments and contingencies

Stockholders' Equity
Common stock at $.001 par value; 500,000,000 shares authorized, 15,722,180 shares issued and outstanding	15,722	15,722
Additional paid-in capital	30,305,437	29,944,016
Retained earnings	15,529,486	10,522,673
Accumulated other comprehensive income	1,191,586	1,139,508
Total stockholders’ equity	47,042,231	41,621,919

Total liabilities and stockholders’ equity	$69,538,777	$61,519,302

Table 2

YUHE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME- (UNAUDITED)
(Stated in US Dollars)

	For The Six Months Ended		For The Three Months Ended
	June 30		June 30
	2009	2008	2009	2008

Net revenue	$20,748,763	$6,708,482	$9,834,373	$5,604,931

Cost of revenue	(13,883,779)	(4,643,247)	(7,031,426)	(3,768,540)
Gross profit	6,864,984	2,065,235	2,802,947	1,836,391

Operating Expenses

Selling expenses	(201,596)	(144,831)	(108,656)	(96,291)
General and administrative expenses	(1,379,237)	(719,211)	(635,247)	(457,961)
Total operating expenses	(1,580,833)	(864,042)	(743,903)	(554,252)

Income from operations	5,284,151	1,201,193	2,059,044	1,282,139

Non-operating income (expenses)

Bad debts recovery	-	86,915	-	73,770
Interest income	141	4,455	45	4,297
Other income	5,126	5,900	5,126	-
Gain on disposal of fixed assets	27,778	87,588	27,778	87,588
Investment income	15,509	6,074	-	6,074
Interest expenses	(325,427)	(443,120)	-	(262,646)
Other expenses	(465)	(56,342)	-	(26,078)
Total other (expenses)	(277,338)	(308,530)	32,949	(116,995)

Net income before income taxes	5,006,813	892,663	2,091,993	1,165,144
Income taxes	-	-	-	-
Net income	$5,006,813	$892,663	$2,091,993	$1,165,144

Other comprehensive income
Foreign currency translation	52,078	1,068,750	3,806	650,829
Comprehensive income	$5,058,891	$1,961,413	$2,095,799	$1,815,973

Earnings per share
Basic	$0.32	$0.07	$0.13	$0.07
Diluted	$0.32	$0.07	$0.13	$0.07

Weighted average shares outstanding
Basic	15,722,180	12,844,935	15,722,180	15,543,330
Diluted	15,722,180	13,039,395	15,722,180	15,868,739

Table 3

YUHE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS - (UNAUDITED)
(Stated in US Dollars)

	For The Six Months Ended
	June 30
	2009	2008
Cash flows from operating activities
Net income	$5,006,813	$892,663
Adjustments to reconcile net income to net cash used in operating activities:
Stock based compensation	361,421	33,946
Depreciation	1,027,465	621,912
Amortization	32,759	26,497
Bad debts recovery	-	(86,915)
Gain on disposal of fixed assets	(27,778)	(87,588)
Income from unlisted investment	-	(6,074)
Changes in operating assets and liabilities:
Accounts receivable	(75)	(2,359)
Advances to suppliers	(526,528)	(301,750)
Inventories	199,889	(4,350,914)
Deferred expenses	29,459	(37,339)
Accounts payable	1,011,712	(699,260)
Other payable	254,103	(370,416)
Payroll and payroll related liabilities	(32,432)	10,926
Accrued expenses	376,532	(574,584)
Advances from customers	588,416	(29,814)
Other taxes payable	9,090	9,386

Net cash provided by (used in) operating activities	8,310,846	(4,951,683)

Cash flows from investing activities
Deposit paid and acquisition of property, plant and equipment	(4,673,695)	(11,394,809)
Advance to notes receivable	(23,602)	(3,432,604)
Proceeds from disposal of fixed assets	27,778	118,216
Acquisition of subsidiaries	-	(10,567,946)
Advance to related companies	(144,350)	(34,185)

Net cash (used in) investing activities	(4,813,869)	(25,311,328)

Cash flows from financing activities
Proceeds from loan payable	-	1,300,726
Proceeds from related party payable	360,094	1,106,240
Capital contribution by shareholder	-	12,149,750
Proceeds from common stock sale - net of offering costs	-	15,359,523

Net cash flows provided by financing activities:	360,094	29,916,239

Effect of foreign currency translation on cash and cash equivalents	20,210	142,169

Net increase (decrease) in cash	3,877,281	(204,603)
Cash- beginning of period	13,412,205	1,050,168

Cash- end of period	$17,289,486	$845,565

Cash paid during the period for:
Interest paid	$448,487	$885,005
Income taxes paid	$-	$-

Non-cash investing activities:
Transfer of construction in progress to fixed assets	$1,831,131	$-

Table 4

	For the six	For the six	For the six
	months ended	months ended	months ended
	30-Jun	30-Jun	30-Jun
	2009	2008	2008
	(As reported)	(Pro forma)	(As reported)

Sales revenue	20,748,763	8,199,811	6,708,482
Costs of goods sold	13,883,779	5,980,685	4,643,247
Gross profit (loss)	6,864,984	2,219,126	2,065,235
Selling expenses	201,596	173,828	144,831
General and administrative expenses	1,379,237	841,625	719,211
Operating (loss) income	5,284,151	1,203,673	1,201,193
Interest income	141	4,460	4,455
Other income	48,413	105,166	99,562
Interest expenses	325,427	529,287	443,120
Other expenses	465	56,623	56,342
Income taxes	-	-	-
Net income (loss)	5,006,813	1,034,197	892,663

The pro forma financial information above was prepared based on the unaudited financial results for the Company’s Weifang and Taihong subsidiaries for the six month period ended June 30, 2008.

The pro forma financial information has been prepared based upon available information and assumptions that the Company believes are reasonable. However, the pro forma financial information is presented for illustrative and informational purposes only and does not purport to represent the Company’s actual results during the corresponding reporting periods nor is it necessarily indicative of the Company’s future performance.

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